EXHIBIT A

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Common Stock of WAG! Group Co.

Date: February 14, 2023	FREESTYLE CAPITAL FUND II, L.P.
By: Freestyle Capital GP II, LLC, its General Partner

	By:	/s/ David Samuel
David Samuel, Managing Director

Date: February 14, 2023	FREESTYLE CAPITAL OPPORTUNITY FUND, L.P.
By: Freestyle Capital Opportunity Fund GP, LLC, its General Partner

	By:	/s/ David Samuel
David Samuel, Managing Director

Date: February 14, 2023	By:	/s/ David Samuel
David Samuel